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                                                                     EXHIBIT 5.1

                               December 2, 1998



Board of Directors
Metro Global Media, Inc.
1060 Park Avenue
Cranston, RI 02910

Gentlemen:

This firm has acted as counsel for Metro Global Media, Inc., a Delaware corporation (the "Company") in connection with the registration of 659,000 shares of Common Stock, $.0001 par value of the Company (the "Shares") which the Company intends to register with the Securities and Exchange Commission on Form SB-2. (the "Registration Statement").

In connection with the preparation of this opinion, we have examined originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments, and documents pertaining to the Shares as we have deemed relevant or necessary as the basis of the opinions hereinafter expressed. In all such examinations, we have assumed (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals and (iv) the conformity to original documents of all documents submitted to us as copies. As to various questions of fact relevant to our opinion, we have relied upon statements or certificates of public officials, officers or representatives of the Company and others.

Based upon and subject to the foregoing, we are of the opinion that the Shares, are validly issued, fully paid and non-assessable.

We consent to the use of this opinion in this Registration Statement of Metro
             Global Media, Inc. on Form SB-2.


Very truly yours,


/s/ Eric P. Littman
--------------------

Eric P. Littman